Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Motus GI Holdings, Inc. on Form S-8 of our report dated March 28, 2018 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt as to the Company’s ability to continue as a going concern), on our audit of the consolidated financial statements as of, and for the year ended, December 31, 2017, which report is included in the Annual Report on Form 10-K filed on March 26, 2019.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

March 26, 2019